Exhibit 2.f.

First Amendment to the Option Agreement

This First Amendment to the Option Agreement (“Amendment Agreement”) is entered into and becomes effective as of March 12, 2010, by and between:

MINERAÇÃO NAQUE S.A., a company incorporated under the laws of Brazil, with headquarters at Av. Graça Aranha, 26, 3rd floor, part, in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil, hereby represented in accordance with its by-laws (“Purchaser”); and, on the other side,

THE MOSAIC COMPANY, a company incorporated under the laws of Delaware, United States of America, with headquarters at Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, MN 55441, USA, hereby represented in accordance with its by-laws (“Mosaic”)

(Purchaser and Mosaic hereinafter also referred to jointly as “Parties” and severally as “Party”); and

as a guarantor for the obligations undertaken herein by Purchaser and as a party for the purposes of the obligations specifically undertaken by it, VALE S.A., a company incorporated under the laws of Brazil, with headquarters at Av. Graça Aranha, 26, in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled with the Taxpayers’ Registry under No. 33.592.510/0001-54, hereby represented in accordance with its by-laws (“Vale”); and

in the capacity of intervening party and as a party for the purposes of the obligations specifically undertaken by it, MOSAIC FERTILIZANTES DO BRASIL S.A., a company incorporated under the laws of Brazil, with headquarters at Av. Morumbi, 8234, in the City of São Paulo, State of São Paulo, Brazil, enrolled with the Taxpayers’ Registry under No. 61.156.501/0001-56, hereby represented in accordance with its by-laws (“Mosaic Brazil”);

WHEREAS:

(A) On February 10, 2010, the Parties, Vale and Mosaic Brazil entered into that certain Option Agreement (the “Option Agreement”) relating to the granting of put and call options with respect to the acquisition by Purchaser of the equity interests in a Mosaic Affiliate that will, directly or indirectly, own the Shares;

(B) The Parties wish to amend certain of the provisions of the Option Agreement and related Disclosure Schedule,

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties decide to enter into this Amendment Agreement, in accordance with the following rules and conditions:

1. DEFINITIONS

1.1. Capitalized terms used herein and not otherwise defined herein shall have the meaning attributed to them in the Option Agreement.

2. AMENDMENT TO SECTIONS 2.2, 9.3 AND 17.1 OF THE OPTION AGREEMENT

2.1. The Parties hereby agree to amend Section 2.2. of the Option Agreement to delete the expression “(as defined in Section 4)”, which, as of the date hereof, shall read as follows:

“2.2. Purchaser shall be entitled to exercise the Call Option at any time between the Initial Exercise Date and the Final Exercise Date, upon delivery of a written notice to Mosaic by Purchaser of its decision to exercise the Call Option and acquire the Equity Holdings for the Purchase Price (the “Call Option Notice”).”

2.2. The Parties hereby also agree to amend Section 9.3. of the Option Agreement to replace the expression “Option Agreement” by “option agreement”, which, as of the date hereof, shall read as follows:

“9.3. Notwithstanding the foregoing, the indemnification obligation of Mosaic relating to the Mosaic Reorganization set forth in Section 9.1 above shall not apply with respect to the sale of the Cubatão Complex to Purchaser, which shall be governed pursuant to a certain option agreement dated as of the date hereof.”

2.3. The Parties hereby further agree to amend Section 17.1. of the Option Agreement to replace the word “owner” by “owned”, which, as of the date hereof, shall read as follows:

“17.1. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party without the prior written consent of the other Party, except that either Party is free to assign its rights and obligations hereunder to any of its Affiliates, to which assignment the other Party hereby agrees, provided, however, that: (i) Purchaser shall not be allowed to assign the Option or any Equity Holdings transferred pursuant to the Option until after the Closing, without Mosaic’s prior written consent; provided, however, that Purchaser may assign any of its rights and obligations hereunder to any of its Affiliates to the extent that such Affiliate is a direct majority owned subsidiary of Vale International S.A., a Swiss company indirectly controlled by Vale; (ii) Vale is not allowed to assign its obligations under this Agreement and shall remain bound to the terms hereunder; (iii) the Party that assigns its rights and obligations hereunder shall remain jointly and severally liable with the relevant permitted assign for the rights and obligations hereunder; (iv) the assignor shall evidence to the other Party that the permitted assign is legally and financially able to assume the obligations hereunder and that the implementation of all the terms of this Agreement will not violate or harm third party’s rights, including rights of creditors. Any purported assignment in violation of this Section 17.1 shall be null and void.”

3. AMENDMENT TO THE DISCLOSURE SCHEDULE

3.1. The Parties agree to replace the Disclosure Schedule so that item 8.3 reads 8.2 and item 8.4 reads 8.3.

4. CONSENT

4.1. Vale and Mosaic Brazil hereby agree and consent to the amendment to Sections 2.2, 9.3 and 17.1 of the Option Agreement and replacement of the Disclosure Schedule as set forth herein.

5. CONTINUITY OF THE OPTION AGREEMENT; APPLICATION OF OTHER PROVISIONS

5.1. The other terms and conditions set forth in the Option Agreement not otherwise amended pursuant to this Amendment Agreement shall continue in full force and effect and, to the extent applicable, shall apply to this Amendment Agreement.

[Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment Agreement to be duly executed in four (4) counterparts by their respective authorized representatives and by the two (2) witnesses below on the date first written above.

Mineração Naque S.A.

By:
Name:
Title:

By:
Name:
Title:

The Mosaic Company

By:
Name:
Title:

Vale S.A.

By:
Name:
Title:

By:
Name:
Title:

Mosaic Fertilizantes do Brasil S.A.

By:
Name:
Title:

By:
Name:
Title:

Witnesses:

1		2
	Name:		Name:
	I.D.:		I.D.:

(This is the signature page of the First Amendment to the Option Agreement, entered into on March 12, 2010, by and between Mineração Naque S.A. and The Mosaic Company, as Parties, Vale S.A., as guarantor and party, and Mosaic Fertilizantes do Brasil S.A., as intervening party and party.)